Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

          We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of the following reports in Post-Effective Amendment No. 10 to the Registration Statement (Form S-11 No. 333-147414) and related Prospectus of Apple REIT Nine, Inc. (the “Company”) for the registration of 182,251,082 units, each of which consists of one Common Share and one Series A Preferred Share of the Company:

(1)

our reports dated March 5, 2010 with respect to the audited consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company as of December 31, 2009; and

(2)	our report dated September 29, 2008 with respect to the audited financial statements of the Tucson, Arizona – Hilton Garden Inn; and

(3)	our report dated December 10, 2008 with respect to the audited financial statements of the Bristol, Virginia – Courtyard Marriott Hotel.

/s/ Ernst & Young LLP

Richmond, Virginia
October 18, 2010